SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*


                            Memberworks Incorporated
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                     5860021
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 25 Pages

CUSIP NO. 5860021                     13G                 Page 2 of 25 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Geocapital II, L.P.

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) |_|
                                                                       (b) |_|
          Not applicable

--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    -0- shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    2,651,032 shares (including 6,688 shares
                                     issuable upon exercise of warrants)
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     -0- shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     2,651,032 shares (including 6,688 shares\
                                     issuable upon exercise of warrants)
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,651,032 shares (including 6,688 shares issuable upon exercise of warrants)

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
          SHARES*

          Not applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          18.2%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 5860021                    13G                  Page 3 of 25 Pages

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Softven Management

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                       (b) |_|
          Not applicable

--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    -0- shares
                            ----------------------------------------------------

          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    2,651,032 shares (including 6,688 shares
                                     issuable upon exercise of warrants)
                            ----------------------------------------------------
          EACH                 7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     -0- shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     2,651,032 shares (including 6,688 shares
                                     issuable upon exercise of warrants)
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,651,032 shares (including 6,688 shares issuable upon exercise of warrants)

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
          SHARES*

          Not applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          18.2%


--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 5860021                    13G                  Page 4 of 25 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          BVA Associates

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                       (b) |_|
          Not applicable
--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    -0- shares
                            ----------------------------------------------------

          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    2,651,032 shares (including 6,688 shares
                                     issuable upon exercise of warrants)
                            ----------------------------------------------------

           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     -0- shares
                            ----------------------------------------------------

           WITH                8     SHARED DISPOSITIVE POWER

                                     2,651,032 shares (including 6,688 shares
                                     issuable upon exercise of warrants)
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,651,032 shares (including 6,688 shares issuable upon exercise of warrants)

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
          SHARES*

          Not applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          18.2%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 5860021                     13G                Page 5 of 25 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Stephen J. Clearman

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                       (b) |_|
          Not applicable

--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    8,500 shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    2,651,032 shares (including 6,688 shares
                                     issuable upon exercise of warrants)
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     8,500 shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     2,651,032 shares (including 6,688 shares
                                     issuable upon exercise of warrants)
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,659,532 shares (including 6,688 shares issuable upon exercise of warrants)

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
          SHARES*

          Not applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          18.3%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 5860021                     13G                  Page 6 of 25 Pages
 -------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Charles Federman

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                       (b) |_|
          Not applicable

--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    -0- shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    2,651,032 shares (including 6,688 shares
                                     issuable upon exercise of warrants)
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     -0- shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     2,651,032 shares (including 6,688 shares
                                     issuable upon exercise of warrants)
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,651,032 shares (including 6,688 shares issuable upon exercise of warrants)

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
          SHARES*

          Not applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          18.2%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 5860021                    13G                 Page 7 of 25 Pages

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Irwin Lieber

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                       (b) |_|
          Not applicable

--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-------- -----------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    3,000 shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    2,651,032 shares (including 6,688 shares
                                     issuable upon exercise of warrants)
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     3,000 shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     2,651,032 shares (including 6,688 shares
                                     issuable upon exercise of warrants)
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,654,032 shares (including 6,688 shares issuable upon exercise of warrants)

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
          SHARES*

          Not applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          18.2%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 5860021                    13G                    Page 8 of 25 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          James J. Harrison

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                       (b) |_|
          Not applicable

--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    -0- shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    2,651,032 shares (including 6,688 shares
                                     issuable upon exercise of warrants)
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     -0- shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     2,651,032 shares (including 6,688 shares
                                     issuable upon exercise of warrants)
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,651,032 shares (including 6,688 shares issuable upon exercise of warrants)

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
          SHARES*

          Not applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          18.2%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).        Name of Issuer:

                  Memberworks Incorporated (the "Company").

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  680 Washington Blvd., Suite 1100, Stamford, CT 06901.

Item 2(a).      Name of Persons Filing:

                    This statement is being filed by Geocapital II, L.P.
               ("Geocapital II"), Softven Management ("Softven"), BVA Associates ("BVA") and Stephen J. Clearman, Charles Federman, Irwin Lieber and James J. Harrison. Mr. Federman is the managing partner of BVA. BVA and Messrs. Clearman, Harrison and Lieber are general partners of Softven, the sole general partner of Geocapital II. Geocapital II, Softven, BVA and Messrs. Clearman, Federman, Lieber and Harrison are sometimes referred to collectively herein as the "Reporting Persons."

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                    The address of the principal business office of Geocapital
               II, BVA, Softven and Messrs. Clearman and Federman is One Bridge Plaza, Fifth Floor, Fort Lee, New Jersey 07024. The address of the principal business office of Mr. Lieber is c/o Geocapital Corporation, 767 Fifth Avenue, 45th Floor, New York, NY 10153. The address of the principal business office of Mr. Harrison is 777-80 San Antonio Road, Palo Alto, CA 94303.

Item 2(c).     Citizenship:

                    Geocapital II is a limited partnership organized under the laws of the State of Delaware. Softven and BVA are general partnerships organized under the laws of the State of Delaware. Messrs. Clearman, Federman, Lieber and Harrison are all United States citizens.

Item 2(d).     Title of Class of Securities:

               Common Stock, $.01 par value per share ("Common Stock").

Item 2(e).     CUSIP Number:

               5860021

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               (a) [ ] Broker or Dealer registered under Section 15 of the
                       Securities Exchange Act of 1934 (the "Act").

               (b) [ ] Bank as defined in Section 3(a)(6)of the Act.

               (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                       Act.

               (d) [ ] Investment Company registered under Section 8 of the
                       Investment Company Act of 1940.

               (e) [ ] Investment Adviser registered under Section 203 of the
                       Investment Advisers Act of 1940.

                               Page 9 of 25 Pages

               (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)
                       (F) of the Act.

               (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)
                       (ii)(G) of the Act.

               (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the
                       Act.

               Not applicable.

Item 4.        Ownership:

               (a) Amount Beneficially Owned: Each of the Reporting Persons, with the exception of Messrs. Clearman and Lieber, may be deemed to own beneficially 2,651,032 shares (including 6,688 shares issuable upon exercise of warrants) of Common Stock. Mr. Clearman may be deemed to own beneficially 2,659,532 shares of Common Stock. Mr. Lieber may be deemed to own beneficially 2,654,032 shares of Common Stock.

                    Geocapital II is the record owner of 2,644,344 shares of
               Common Stock and presently exercisable warrants to purchase 6,688 shares of Common Stock (collectively, the "Geocapital II Shares"). Mr. Clearman is the record owner of 8,500 shares of Common Stock. Mr. Lieber is the record owner of 3,000 shares of Common Stock.

                     As the sole general partner of Geocapital II, Softven may
                be deemed to own beneficially all of the shares of Common Stock that Geocapital II may be deemed to own beneficially. As general partners of Softven, BVA and Messrs. Clearman, Lieber and Harrison may each be deemed to own beneficially all of the shares of Common Stock that Geocapital II may be deemed to own beneficially. As managing partner of BVA, Mr. Federman may be deemed to own beneficially all of the shares of Common Stock that Geocapital II may be deemed to own beneficially. Therefore, each Reporting Person, with the exception of Messrs. Clearman and Lieber, may be deemed to own beneficially a total of 2,651,032 shares of Common Stock. In addition to the 2,651,032 Geocapital II Shares, Mr. Clearman owns 8,500 shares of Common Stock and may thus be deemed to own beneficially 2,659,532 shares of Common Stock. In addition to the 2,651,032 Geocapital II Shares, Mr. Lieber owns 3,000 shares of Common Stock and may thus be deemed to own beneficially 2,654,032 shares of Common Stock.


               (b) Percent of Class: 18.2% for each Reporting Person except 18.3% for Mr. Clearman. The foregoing percentages are calculated based on the 14,550,177 shares reported to be outstanding in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

               (c) Number of shares as to which such person has:

                    (i) Sole power to vote or to direct the vote: 0 shares for each Reporting Person except Messrs. Clearman and Lieber; 8,500 shares for Mr.Clearman; and 3,000 shares for Mr. Lieber.


                    (ii) Shared power to vote or to direct the vote: 2,651,032 shares for each Reporting Person except Messrs. Clearman and Lieber; 2,659,532 shares for Mr. Clearman; and 2,654,032 shares for Mr. Lieber.


                    (iii) Sole power to dispose or to direct the dispositions
               of: 0 shares for each Reporting Person except Messrs. Clearman and Lieber; 8,500 shares for Mr. Clearman; and 3,000 shares for Mr. Lieber.

                    (iv) Shared power to dispose or to direct the disposition
               of: 2,651,032 shares for each Reporting Person except Messrs. Clearman and Lieber; 2,659,532 shares for Mr. Clearman; and 2,654,032 shares for Mr. Lieber.

               Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock of Memberworks Incorporated, except in the case of Geocapital II, for the 2,644,344 shares it holds of record, in the case of Mr. Clearman, for the 8,500 shares that he holds of record, and in the case of Mr. Lieber, for the 3,000 shares that he holds of record.


                                  Page 10 of 25 Pages

Item 5.           Ownership of Five Percent or Less of a Class:

                  Not applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group:

                  Not applicable. Geocapital II, L.P., Softven Management, BVA Associates and Messrs. Clearman, Federman, Lieber and Harrison expressly disclaim membership in a "group" as defined in Rule 13d-5(b)(1).

Item 9.           Notice of Dissolution of Group:

                  Not applicable.

Item 10.          Certification:

                  Not applicable.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                    SIGNATURE

         After reasonable inquiry and to the best of its or his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    February 13, 1997


GEOCAPITAL II, L.P.

     By:  Softven Management


          By:           *
             ---------------------------
                Stephen J. Clearman
                General Partner


SOFTVEN MANAGEMENT


By:          *
    ---------------------------
     Stephen J. Clearman
     General Partner


BVA ASSOCIATES


By:             *
    ---------------------------
     Charles Federman
     Managing Partner


           *
---------------------------
Stephen J. Clearman


           *
---------------------------
Charles Federman


           *
---------------------------
Irwin Lieber


           *
---------------------------
James J. Harrison




                               Page 12 of 25 Pages

                                      *By: /s/ Richard A. Vines
                                          --------------------------------------
                                           Richard A. Vines
                                           Attorney-in-Fact

--------------------------------------------------------------------------------

This Schedule 13G was executed by Richard A. Vines pursuant to a Power of Attorney which was previously filed with the Securities and Exchange Commission as Exhibit 2 to a Schedule 13D for NETCOM On-Line Communication Services, Inc. on February 15, 1995, a copy of which is attached hereto as Exhibit 2.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


                               Page 13 of 25 Pages

                                                                       Exhibit 1

                                    AGREEMENT

     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Memberworks Incorporated

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         EXECUTED this 13th day of February, 1997.


GEOCAPITAL II, L.P.

     By:  Softven Management


          By:             *
             -------------------------------
                Stephen J. Clearman
                General Partner


SOFTVEN MANAGEMENT


By:           *
   ---------------------------
     Stephen J. Clearman
     General Partner


BVA ASSOCIATES


By:           *
   ---------------------------
     Charles Federman
     Managing Partner


              *
-------------------------
Stephen J. Clearman


              *
-------------------------
Charles Federman


              *
-------------------------
Irwin Lieber


              *
-------------------------
James J. Harrison


                               Page 14 of 25 Pages

                                      *By: /s/ Richard A. Vines
                                          -------------------------------------
                                          Richard A. Vines
                                          Attorney-in-Fact

--------------------------------------------------------------------------------

This Agreement was executed by Richard A. Vines pursuant to a Power of Attorney which was previously filed with the Securities and Exchange Commission as
Exhibit 2 to a Schedule 13D for NETCOM On-Line Communication Services, Inc. on February 15, 1995, a copy of which is attached hereto as Exhibit 2.

                               Page 15 of 25 Pages

                                                                      Exhibit 2

                                POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. Vines his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 9th day of February, 1995.

                                             /s/Stephen J. Clearman
                                             ---------------------------------
                                             Stephen J. Clearman


                                             ---------------------------------
                                             Irwin Lieber


                                             ---------------------------------
                                             James J. Harrison


                                             ---------------------------------
                                             Lawrence W. Lepard


                                             ---------------------------------
                                             Charles Federman




                              Page 16 of 25 Pages

STATE OF NEW JERSEY      )
                         )ss:
COUNTY OF                )

     On this 9th day of February, 1995, before me personally appeared Stephen
J. Clearman to me known and known to me to be the individual described in, and who executed the foregoing certificate, and he thereupon duly acknowledged to me that he excuted the same.

                                        /s/ Margaret Ehrlich
                                        ----------------------------------------
                                        Notary Public
                                        My Commission Expires:Margaret Ehrlich
                                                    Notary Public of New Jersey
                                                  My Commission Expires May 25



STATE OF NEW YORK       )
                        )ss:
COUNTY OF  ROCKLAND     )


     On this ____ day of February, 1995, before me personally appeared Irwin Lieber to me known and known to me to be the individual described in, and who executed the foregoing certificate, and he thereupon duly acknowledged to me that he excuted the same.


                                        ----------------------------------------
                                        Notary Public
                                        My Commission Expires:



                              Page 17 of 25 Pages

                                                                      Exhibit 2

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. Vines his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 9th day of February, 1995.


                                             ---------------------------------
                                             Stephen J. Clearman

                                             /s/Irwin Lieber
                                             ---------------------------------


                                             ---------------------------------
                                             James J. Harrison


                                             ---------------------------------
                                             Lawrence W. Lepard


                                             ---------------------------------
                                             Charles Federman



                              Page 18 of 25 Pages

STATE OF NEW JERSEY      )
                         )ss:
COUNTY OF                )

     On this ____ day of February, 1995, before me personally appeared Stephen
J. Clearman to me known and known to me to be the individual described in, and who executed the foregoing certificate, and he thereupon duly acknowledged to me that he excuted the same.


                                        ----------------------------------------
                                        Notary Public
                                        My Commission Expires:
                                                               -----------------

STATE OF NEW YORK       )
                        )ss:
COUNTY OF  ROCKLAND     )


     On this 9th day of February, 1995, before me personally appeared Irwin Lieber to me known and known to me to be the individual described in, and who executed the foregoing certificate, and he thereupon duly acknowledged to me that he excuted the same.

                                        /s/Jeanne E. Flaherty
                                        ----------------------------------------
                                        Notary Public
                                        My Commission Expires: 4/30/95

                                             JEANNE E. FLAHERTY
                                          Notary Public, State of New York
                                                  No. 4615696
                                          Qualified in Rockland County
                                          Term Expires April 30, 1995



                              Page 19 of 25 Pages

                                                                      Exhibit 2

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. Vines his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 9th day of February, 1995.


                                             ---------------------------------
                                             Stephen J. Clearman


                                             ---------------------------------
                                             Irwin Lieber

                                              /s/ James J. Harrison
                                             ---------------------------------
                                             James J. Harrison


                                             ---------------------------------
                                             Lawrence W. Lepard


                                             ---------------------------------
                                             Charles Federman



                              Page 20 of 25 Pages

CALIFORNIA ALL PURPOSE ACKNOWLEDGMENT                                 No.5907

================================================================================
State of California
County of Santa Clara

On    2/9/95   before me,  Patricia R. Gekas, Notary Public
   -----------             -----------------------------------------------------
      DATE                 NAME, TITLE OF OFFICER-E.G.,"JANE DOE, NOTARY PUBLIC"

personally appeared         James J. Harrison
                    ----------------------------------------------------
                           NAME(S} OF SIGNER(S)

|X| personally known  to me - OR - |_|  proved   to   me   on   the   basis   of
                                        satisfactory evidence to be the person whose name, is subscribed to the within instrument and acknowledged to me that
          [SEAL}                        he executed  the same in his  authorized
                                        capacity, and that by his signature, on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.


                                        WITNESS my hand and official seal.

                                        /s/Patricia R. Gekas
                                        ---------------------------------------
                                                  SIGNATURE OF NOTARY

------------------------------------OPTIONAL-----------------------------------

Though the data below is not required by law, it may prove valuable to persons relying on the document and could prevent fraudulent reattachment of this form.

CAPACITY CLAIMED BY SIGNER                    DESCRIPTION OF ATTACHED DOCUMENT
|X| INDIVIDUAL
|_| CORPORATE OFFICER                                Power of Attorney
                                              ---------------------------------
-------------------------------                   TITLE OR TYPE OF DOCUMENT
          TITLE(S)
|_| PARTNER(S)     |_| LIMITED                              2
                   |_| GENERAL                ---------------------------------
                                                      NUMBER OF PAGES
|_| ATTORNEY-IN-FACT
|_| TRUSTEE(S)
|_| GUARDIAN/CONSERVATOR
|_| OTHER:                                                2/9/95
          -------------------------           ---------------------------------
                                                     DATE OF DOCUMENT
    -------------------------------

    -------------------------------

SIGNER IS REPRESENTING:
NAME OF PERSON(S) OR ENTITY(IES}
                                                          4 others
-----------------------------------           ---------------------------------
                                               SIGNER(S) OTHER THAN NAMED ABOVE
-----------------------------------

-----------------------------------


================================================================================
                     (C)1993 NATIONAL NOTARY A5SOCIATION -
          8236 Remmet Ave., P.O.Box 7184 - Canoga Park, CA 91308-7184



                              Page 21 of 25 Pages

                                                                      Exhibit 2

                                POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. Vines his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 13th day of February, 1995.


                                             ---------------------------------
                                             Stephen J. Clearman


                                             ---------------------------------
                                             Irwin Lieber


                                             ---------------------------------
                                             James J. Harrison

                                             /s/Lawrence W. Lepard
                                             ---------------------------------
                                             Lawrence W. Lepard


                                             ---------------------------------
                                             Charles Federman



                              Page 22 of 25 Pages

STATE OF CALIFORNIA   )
                      ) ss.:
COUNTY OF             )

     On this ___ day of February, 1995, before me personally appeared James J. Harrison to me known and known to me to be the individual described in, and who executed the foregoing certificate, and he thereupon duly acknowledged to me that he executed the same.

                                        ----------------------------------
                                        Notary Public
                                        My Commission Expires:______________



STATE OF NEW JERSEY   )
                      ) ss.:
COUNTY OF BERGEN      )

     On this 13th day of February, 1995, before me personally appeared Lawrence
W. Lepard to me known and known to me to be the individual described in, and who executed the foregoing certificate, and he thereupon duly acknowledged to me that he executed the same.

                                        /s/ Anne G. Gilmen
                                        ----------------------------------
                                        Notary Public
                                        My Commission Expires: 9-19-95
                                                               -----------



                              Page 23 of 25 Pages

                                                                      Exhibit 2

                                POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. Vines his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 9th day of February, 1995.


                                             ---------------------------------
                                             Stephen J. Clearman


                                             ---------------------------------
                                             Irwin Lieber


                                             ---------------------------------
                                             James J. Harrison


                                             ---------------------------------
                                             Lawrence W. Lepard

                                             /s/Charles Federman
                                             ---------------------------------
                                             Charles Federman



                              Page 24 of 25 Pages

STATE OF CALIFORNIA   )
                      ) ss.:
COUNTY OF SAN MATEO   )

     On this 9 day of February, 1995, before me personally appeared Charles Federman to me known and known to me to be the individual described in, and who executed the foregoing certificate, and he thereupon duly acknowledged to me that he executed the same.



                                        /s/ Sylvia A. Yacoub
               [SEAL]                   ----------------------------------
                                        Notary Public
                                        My Commission Expires: 3-21-97
                                                              ------------



                              Page 25 of 25 Pages